UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 15, 2013

(Date of Report - date of earliest event reported)

EQUAL ENERGY LTD.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma City, Ok	001-34759	98-0533758
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4801 Gaillardia Pkwy, Ste 325		73142
(Address of Principal Executive Offices)		(Zip Code)

(405) 242-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously reported in its Current Report on Form 8-K filed on January 22, 2013, Equal Energy Ltd. (“Equal”) appointed, effective February 1, 2013, Mr. Scott Smalling as its Vice-President and Chief Financial Officer. In connection with his appointment, Mr. Smalling entered into an executive employment agreement with Equal, effective February 1, 2013, which was amended on July 15, 2013 (such employment agreement as so amended, the “Employment Agreement”).

On July 15, 2013, Equal announced the retirement of Dell Chapman, Senior Vice-President Finance, effective July 15, 2013. In addition, Equal announced that Mr. Smalling, currently Vice-President and Chief Financial Officer, has been named Senior Vice-President Finance and Chief Financial Officer.

Effective July 15, 2013 Mr. Smalling will have a base salary of $230,000 per year. Pursuant to the Employment Agreement, Mr. Smalling will be eligible to participate in Equal’s annual cash bonus plan for senior executive employees, Stock Option Plan and Restricted Share and Performance Share Incentive Plan in accordance with their respective terms.

The Employment Agreement also provides that Mr. Smalling will be entitled to five weeks of paid vacation per year, suitable parking, participation in Equal’s benefit plans generally available to Equal’s other senior employees and Equal’s 401(k) Plan and Savings Plan, as well as reimbursement of professional dues and fees reasonably incurred for professional development seminars and conferences and out-of-pocket expenses actually and reasonably incurred in connection with the performance of his duties.

Equal may terminate Mr. Smalling’s employment and the Employment Agreement for “just cause” at any time and without notice or payment, except for Mr. Smalling’s accrued salary and vacation pay and out-of-pocket expenses incurred up to the date of termination. Mr. Smalling may terminate his employment and the Employment Agreement for any reason by providing 60 days advance written notice to Equal, which may be waived in whole or in part by Equal. In such event, Mr. Smalling will be entitled to payment of accrued salary and vacation pay and out-of-pocket expenses incurred up to the date of termination (and in the event of Equal’s waiver of the notice period, payment of salary for the portion of the notice period that has been waived), but Mr. Smalling will not be entitled to any accrued annual cash bonus. Equal’s obligations under the Employment Agreement will also terminate upon Mr. Smalling’s death, except for payment of any accrued salary, vacation pay and annual cash bonus and out-of-pocket expenses incurred up to the date of termination.

Equal may terminate Mr. Smalling’s employment and the Employment Agreement for any reason other than for “just cause” or death (including in connection with a “change of control”), provided it pays (i) all accrued salary, vacation pay and annual cash bonus (which bonus shall be calculated in accordance with the formula set forth in the Employment Agreement) and out-of-pocket expenses incurred up to the date of termination, (ii) an amount equal to 18 months of Mr. Smalling’s base salary, and (iii) an amount equal to the actual cost that Equal would have incurred in maintaining Mr. Smalling’s participation in Equal’s benefit plans generally available to Equal’s other senior employees for 18 months. Mr. Smalling will also be entitled to the foregoing benefits if he elects to terminate his employment during the 60-day period following a “change of control”.

The Employment Agreement also includes covenants by Mr. Smalling with respect to the treatment of confidential information and intellectual property, fiduciary obligations, non-solicitation and non-competition. Pursuant to the Employment Agreement, Mr. Smalling will be eligible for coverage under directors and officers insurance maintained by Equal, and indemnified for all actions and duties carried out for and on behalf of Equal. Equal’s indemnification obligations are reflected in Equal’s standard Indemnity Agreement, which Mr. Smalling entered into effective February 1, 2013.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.4 and 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.3	Indemnity Agreement Between Equal Energy LTD. and Scott A. Smalling

10.4	Executive Employment Agreement Between Equal Energy LTD. and Scott A. Smalling

10.5	Amendment to Employment Agreement Between Equal Energy LTD. and Scott A. Smalling

99.1	News release of Equal Energy Ltd, dated July 15, 2013: Equal Energy Announces Change in Management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2013

EQUAL ENERGY LTD.

By:	/s/ Scott Smalling
Name: Scott Smalling Title: Senior Vice President, Finance and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.3	Indemnity Agreement Between Equal Energy LTD. and Scott A. Smalling

10.4	Executive Employment Agreement Between Equal Energy LTD. and Scott A. Smalling

10.5	Amendment to Employment Agreement Between Equal Energy LTD. and Scott A. Smalling

99.1	News release of Equal Energy Ltd, dated July 15, 2013: Equal Energy Announces Change in Management